Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Qwest Communications International Inc.:

We consent to the use of our report dated February 12, 2008, except for notes 2, 9, and 20 as to which the date is April 4, 2008 with respect to the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, and our reports dated February 12, 2008 with respect to the related consolidated financial statement schedule, Schedule II – Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

Our report on the consolidated financial statements refers to the Company’s adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006, SFAS No. 123(R), Share-Based Payment, effective January 1, 2006 and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, effective December 31, 2005.

KPMG LLP

Denver, Colorado

September 11, 2008